[SRZ Letterhead]
Exhibit L
October 29, 2007
MVC Capital, Inc.
287 Bowman Avenue, 2nd Floor
Purchase, NY 10577
Ladies and Gentlemen:
     We have acted as counsel to MVC Capital, Inc., a Delaware corporation (the “Company”), in connection with the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), by the Company of up to $250,000,000 of the Company’s common stock, par value $0.01 per share (the “Common Stock”), preferred stock (the “Preferred Stock”), debt securities (the “Debt Securities”) and/or warrants (the “Warrants”). All the shares of Common Stock, Preferred Stock, Debt Securities and Warrants are collectively referred to herein as “Securities.” Such offering will be made pursuant to a registration statement on Form N-2 filed under the Act (the “Registration Statement”). The Registration Statement provides that the Securities may be offered from time to time, in amounts, at prices, and on terms to be set forth in one or more supplements (each a “Prospectus Supplement”) to the final prospectus included in the Registration Statement at the time it becomes effective (the “Prospectus”).
     We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of: (i) the Company’s Certificate of Incorporation (the “Certificate”) and its bylaws, as amended and restated as of the date hereof (the “Bylaws”); (ii) resolutions of the board of directors of the Company (the “Board”) relating to the authorization and approval of the preparation and filing of the Registration Statement and the offer, issuance and sale of the Securities; and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.
     In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.
     To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.
     We assume that the issuance, sale and amount of the Securities to be offered from time to time will be authorized and determined by proper action of the Board (each, a “Board Action”) in accordance with the Company’s Certificate and Bylaws and with applicable Delaware law.
     This opinion is limited to the laws of the State of New York and the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed in this letter are based on our review of the General Corporation Law of Delaware.
     Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that:
     1. The Company is a corporation duly incorporated and existing under the laws of the State of Delaware.
     2. If the Board has duly authorized the issuance of the Common Stock, upon the consummation of the sale of the Common Stock and the payment of the consideration therefor in accordance with the terms and provisions of such Board Action, the Common Stock will be duly authorized, legally issued, fully paid and nonassessable.
     3. If the Board has duly authorized the issuance of the Preferred Stock, upon consummation of the sale of the Preferred Stock and the payment of the consideration therefor in accordance with the terms and provisions of such Board Action, the Preferred Stock will be duly authorized, legally issued, fully paid and nonassessable.
     4. If the Board has duly authorized the issuance of the Debt Securities, upon consummation of the sale of the Debt Securities and the payment of the consideration therefor in accordance with the terms and provisions of such Board Action, the Debt Securities will be duly authorized, legally issued and delivered.
     5. If the Board has duly authorized the issuance of the Warrants, upon consummation of the sale of the Warrants and the payment of the consideration therefor in accordance with the terms and provisions of such Board Action, the Warrants will be duly authorized, legally issued and delivered.
     The opinions expressed in this letter are only as of the date of this letter, and we are under no obligation, and do not undertake, to advise you or to supplement this letter if any applicable law changes after the date hereof or if we have become aware of any fact that might change an opinion expressed herein after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the Prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Schulte Roth & Zabel LLP